UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   March 14, 2012

VOXX International Corporation
(formerly known as Audiovox Corporation)
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-28839 (Commission File Number)
13-1964841 (IRS Employer Identification No.)
180 Marcus Blvd., Hauppauge, New York (Address of principal executive offices)	11788 (Zip Code)

Registrant's telephone number, including area code (631) 231-7750

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of file following provisions:
[ ]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(e))

Item 1.01    Entry into a Material Definitive Agreement.

On March 14, 2012 (the “Closing Date”), VOXX International Corporation (the “Company”), certain of its directly and indirectly wholly-owned domestic subsidiaries and Voxx International (Germany) GmbH (collectively, the “Borrowers1”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association (“Wells Fargo”), as Agent, and the other lenders party thereto.
The Company borrowed $148 million under the Credit Agreement on the Closing Date and used a portion of the proceeds from such borrowing to fund Voxx International (Germany) GmbH's acquisition of Car Communication Holding GmbH. On the Closing Date, the Company also repaid and terminated its existing asset-based loan facility with Wells Fargo Capital Finance, LLC.

Availability

The Credit Agreement provides for senior secured credit facilities (the “Credit Facility”) in an aggregate principal amount of $205 million, consisting of: (a) a U.S. revolving credit facility of $80 million (with sub-facilities for: (i) standby or commercial letters of credit in the maximum amount of $25 million for the account of the domestic Borrowers only; and (ii) swingline loans in the maximum amount of $10 million); (b) a $50 million multicurrency (euros) revolving facility, of which up to the equivalent of $50 million is available only to VOXX International (Germany) GmbH (provided that the portion of the facility which is the subject of this subparagraph (b) is the only portion of the Credit Facility which has been made or is available to Hirschmann Car Communication GmbH); and of which up to the Euro equivalent of $15 million is available to the domestic Borrowers; and (c) a five year term loan facility in the aggregate principal amount of $75 million, payable in twenty quarterly installments of principal commencing May 31, 2012, each in the amount of $3,750,000.
$60 million of the U.S. revolving credit facility is available on a revolving basis for five years from the Closing Date. An additional $20 million is available during the three month periods from September 1, 2012 until November 30, 2012 and from September 1, 2013 until November 30, 2013.

Covenants

The Credit Agreement requires compliance with the following financial covenants calculated as of the last day of each fiscal quarter: (a) Total Leverage Ratio (i) from the Closing Date through February 28, 2013 of less than or equal to 3.25 to 1.00; (ii) from March 1, 2013 through February 28, 2014 of less than or equal to 3.0 to 1.00; and (iii) from March 1, 2014 to Maturity Date of less than or equal to 2.75 to 1.00, and (b) Consolidated EBIT to Consolidated Interest Expense Ratio of greater than or equal to 3.0 to 1.00.

The Credit Agreement contains covenants that limit the ability of the Borrowers, Guarantors and their direct and indirect Subsidiaries which are not Loan Parties to, among other things: (i) incur additional indebtedness; (ii) incur liens; (iii) merge, consolidate or exit a substantial portion of their respective businesses; (iv) make any material change in the nature of their business; (v) prepay or otherwise acquire indebtedness; (vi) cause any Change of Control; (vii) make any Restricted Payments; (viii) change their fiscal year or method of accounting; (ix) make advances, loans or investments; (x) enter into or permit any transaction with an Affiliate of any Borrower or any of their Subsidiaries; or (xi) use proceeds for certain items (including capital expenditures).

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1 Capitalized terms used, but not defined herein, are defined in the Credit Agreement which will be included as an exhibit to the Company's Form 10-K to be filed on or about May 14, 2012.

The Credit Agreement contains customary events of default, including, without limitation: failure to pay principal thereunder when due; failure to pay any interest or other amounts thereunder for a period of three (3) business days after becoming due; failure to comply with certain agreements or covenants contained in the Credit Agreement; failure to satisfy certain judgments against a Loan Party or any of its Subsidiaries (other than Immaterial Subsidiaries); certain insolvency and bankruptcy events; and failure to pay when due certain other indebtedness in an amount in excess of $5 million.
The Obligations under the Credit Facility are (or are to be) secured by a general lien on and security interest in the assets of the Company, the other Borrowers and Guarantors, including accounts receivable, equipment, substantially all of the real estate, general intangibles and inventory provided that the assets of Hirschman Car Communication GmbH and the foreign guarantors will only secure the Foreign Obligations. All Guarantors other than subsidiaries of Hirschmann Car Communication GmbH have jointly and severally guaranteed (or will jointly and severally guarantee) the obligations of any and all Credit Party Obligations, and each Foreign Guarantor will jointly and severally guarantee the obligations of Hirschmann Car Communications GmbH under the Credit Agreement (i.e., the Foreign Obligations).

Interest, Letter of Credit and Commitment Fees

The Borrowers may designate specific borrowings under the Credit Facility as either LIBOR Rate Loans or Alternate Base Rate Loans, except that Swingline Loans may only be designated as Alternate Base Rate Loans. Voxx International (Germany) GmbH may only borrow euros, and only as LIBOR Rate Loans.
Loans designated as LIBOR Rate Loans shall bear interest at a rate equal to the then applicable LIBOR Rate plus the applicable margin as shown in the table following.
Loans designated as Alternate Base Rate Loans shall bear interest at a rate equal to sum of the Alternate Base Rate (as shown on the table following) plus the applicable margin as shown in the table below.
The applicable margin for all Loans from time to time will be a function of the Total Leverage Ratio as set forth in the following table:

Level	Total Leverage Ratio	Interest Margin for LIBOR Rate Loans & L/C Fees	Interest Margin for Alternate Base Rate Loans	Commitment Fee
I	Less than 1.00 to 1.00	1.25%	0.25%	0.15%
II	Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	1.5%	0.5%	0.2%
III	Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	1.75%	0.75%	0.25%
IV	Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	2%	1%	0.3%
V	Greater than or equal to 2.50 to 1.00	2.25%	1.25%	0.35%

The applicable interest margins and the Commitment Fee shall be based on Level IV of the above pricing grid until the first calculation date following the receipt by the Agent and the Lenders of the financial information and related compliance certificate for the first full fiscal quarter ending after the Closing Date.

Letter of credit fees shall be payable on the maximum amount available to be drawn under each outstanding letter of credit at a rate per annum equal to the above-applicable LIBOR interest margin. Such fees will be payable quarterly in arrears.

If any amount payable under the Credit Facility is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall bear interest at a default rate equal to the interest rate otherwise applicable plus 2% per annum.

Maturity; Prepayment

All amounts outstanding under the Credit Facility will mature and become due on the fifth anniversary of the Closing Date (the “Maturity Date”).
The Borrowers may repay any amounts outstanding at any time, subject to payment of certain breakage and redeployment costs relating to LIBOR Rate Loans. The commitments under the Credit Facility may be irrevocably reduced at any time without premium or penalty.
Mandatory prepayments are required under the Credit Agreement for (a) Asset Dispositions (subject to reinvestment in capital assets); (b) Debt Issuances; and (c) Extraordinary Receipts (subject to reinvestment in capital assets).

Item 2.01    Completion of Acquisition or Disposition of Assets

On March 14, 2012, the Company, through its wholly-owned subsidiary, Voxx International (Germany) GmbH, completed its acquisition of Car Communication Holding GmbH and its worldwide subsidiaries (“Hirschmann”) for a total purchase price of approximately $111 million (based on the rate of exchange as of the close of business on the Closing Date) plus related transaction fees, expenses and working capital adjustments. The Company purchased all of the issued and outstanding shares of Hirschmann from Viktor Schicker, IRS Profil GmbH, Ludwig Geis and Joachim Brandes (the “Selling Shareholders”).

There was no material relationship between the Company and the Selling Shareholders or Hirschmann prior to the purchase of the issued and outstanding shares of Hirschmann.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an
Off-Balance Sheet Arrangement of a Registrant.

To the extent applicable, the contents of Item 1.01 above are incorporated into this Item 2.03 by this reference.

Item 7.01    Regulation FD Disclosure

On March 14, 2012, the Company issued a press release announcing that it had completed the acquisition of Hirschmann for a total purchase price of approximately $112 million (€85 million) plus related transaction fees, expenses and working capital adjustments. A copy of the press release is furnished as Exhibit 99.1 to this report.

The information furnished under Item 7.01, including Exhibit 99.1, shall not be deemed to be filed for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any registration statement filed under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 9.01    Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment within 71 calendar days after March 20, 2012.

(b)	Pro Forma Financial Information.

The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment within 71 calendar days after March 20, 2012.

Exhibits

Exhibit No.	Description

99.1	Press Release dated March 14, 2012, relating to VOXX International Corporation's acquisition of Car Communication Holding GmbH (furnished herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VOXX International Corporation
(Registrant)

Date: March 20, 2012
BY: /s/ Charles M. Stoehr
Charles M. Stoehr
Senior Vice President and
Chief Financial Officer